EXHIBIT 10.3
TOLLING AGREEMENT
     This Tolling Agreement is entered into between Juniper Networks, Inc. (“Juniper” or “the Company”), by and through the Special Litigation Committee of its Board of Directors (the “SLC”), and Scott Kriens (“Kriens”). Juniper and Kriens are collectively referred to as “the Parties.”
     WHEREAS, certain claims have been asserted against Kriens derivatively on behalf of Juniper in the following actions: In re Juniper Networks, Inc. Derivative Actions, United States District Court for the Northern District of California, Case No. C 06-03396 JW; and In re Juniper Networks, Inc. Derivative Litigation, Santa Clara County Superior Court, Lead Case No. 1:06CV064294 (collectively, the “Derivative Actions”);
     WHEREAS, the SLC has reached an agreement in principle with the plaintiffs in the Derivative Actions under which all claims asserted on Juniper’s behalf in the Derivative Actions will be assigned to Juniper;
     WHEREAS, the SLC believes that the factual record with respect to the claims asserted against Kriens in the Derivative Actions may be incomplete at this time due to Lisa Berry’s failure to cooperate in the investigations by Juniper’s Audit Committee and SLC, and therefore the SLC has concluded, out of an abundance of caution, that the claims asserted against Kriens should be dismissed without prejudice and preserved so that the SLC can make a final determination, based upon further developments in the S.E.C. v. Berry lawsuit and any other potential governmental actions against Defendant Berry arising out of or related to her conduct while employed at Juniper, as to whether the claims against Kriens should be pursued in whole or in part;
     NOW, THEREFORE, the Parties agree as follows:
     1. This Tolling Agreement applies to any claims Juniper may have against Kriens arising out of or related to Juniper’s stock option granting practices (including but not limited to any claims that have been asserted previously against Kriens in the Derivative Actions and are being assigned to Juniper in connection with the partial settlement of the Derivative Actions), and any counter-claims that Kriens may raise against Juniper in response to the assertion of such claims. Such claims and counter-claims are collectively referred to as “Claims” in this Tolling Agreement.
     2. Any statute of limitations and any other defense in law or equity relating solely to the passage of time is tolled from the Effective Date of this Tolling Agreement with respect to the Claims.
     3. Juniper will dismiss, without prejudice, all claims against Kriens in the Derivative Actions. In any subsequent action brought directly by Juniper against Kriens, or in the event Juniper seeks to add Kriens as a defendant in In re Juniper Networks, Inc. Derivative Litigation pending in California state court, referred to above, Kriens agrees not to raise as a defense the fact that Juniper’s claims against him in the Derivative Actions were dismissed without prejudice.

     4. Kriens agrees not to object to, or otherwise oppose the partial settlement of the Derivative Actions as set forth in that certain Stipulation of Settlement between Juniper and all parties to those actions except Kriens, Marcel Gani and Lisa Berry (attached hereto as Exhibit A).
     5. This Tolling Agreement may be terminated by mutual written agreement of the Parties at any time. This Tolling Agreement may also be terminated unilaterally by either Party upon written notice to the other Party. In the case of termination by Kriens said notice shall be delivered by e-mail and registered mail to Scott B. Schreiber, Arnold & Porter, 555 Twelfth Street, NW, Washington, DC 20004, scott.schreiber@aporter.com; and in the case of termination by Juniper said notice shall be delivered by e-mail and registered mail to Nina F. Locker, Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, nlocker@wsgr.com. The termination pursuant to said notice shall be effective sixty (60) days after the date said notice is sent.
     6. Unless terminated earlier pursuant to the provisions of Paragraph 4 above, this Tolling Agreement will automatically terminate twelve (12) months from its Effective Date.
     7. The Effective Date of this Tolling Agreement is the date of entry by the United States District Court for the Northern District of California of an Order dismissing without prejudice all claims asserted against Kriens in In re Juniper Networks, Inc. Derivative Actions, United States District Court for the Northern District of California, Case No. C 06-03396 JW ..
     8. Nothing in this Tolling Agreement shall be taken as an admission by any of the Parties as to the applicability, running, expiration or non-expiration of any statute of limitations or similar rule of law or equity prior to the Effective Date of this Tolling Agreement.
     9. Nothing in this Tolling Agreement shall have the effect of reviving any Claims that are otherwise barred by the applicable statute of limitations or similar rule of law or equity prior to the Effective Date of this Tolling Agreement.
     10. This Tolling Agreement is not, and shall not be construed to be, an admission or indication that either Party bears any actual or potential liability to any other person (whether or not a Party to this Tolling Agreement) on any claims whatsoever, nor shall it be asserted or construed to be a waiver of any claim that either Party may have against the other Party.
     11. No waiver, modification, extension or addition to this Tolling Agreement shall be valid unless in writing and signed by the Parties.
     12. This Tolling Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles.
     13. This Tolling Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

     14. This Tolling Agreement may be executed in counterparts, each of which shall be deemed an original. A faxed signature shall be deemed an original signature for the purpose of this Tolling Agreement.

DATED: August 25, 2008		/s/ Scott Kriens

Scott Kriens

DATED: August 25, 2008		JUNIPER NETWORKS, INC.

	By:	/s/ Scott B. Schreiber

Scott B. Schreiber
Arnold & Porter LLP
Counsel for Juniper Networks, Inc.,
by its Special Litigation Committee

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